Exhibit 99.1
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National                                             Executive Office
Technical                                            24007 Ventura Boulevard
Systems, Inc.                                        Calabasas, California 91302
                                                     Tel: (818) 591-0776
                                                     Fax: (818) 591-0899

NEWS RELEASE for September 13, 2004 at 7:30 AM EDT

Contact: Allen & Caron Inc            National Technical Systems
         Rene Caron (investors)       Lloyd Blonder, Senior Vice President & CFO
         rene@allencaron.com          (818) 591-0776
         Len Hall (media)
         len@allencaron.com
         949-474-4300

                       NATIONAL TECHNICAL SYSTEMS REPORTS
                  FISCAL 2005 SECOND QUARTER, SIX-MONTH RESULTS

CALABASAS, CA (September 13, 2004) . . . . National Technical Systems, Inc.
(Nasdaq:NTSC) (NTS), a leading provider of quality and conformance testing and managed services for industries, including aerospace, defense, telecommunications and information technology, today announced results for its fiscal 2005 second quarter and six months ended July 31, 2004.

      According to Chairman and Chief Executive Officer Jack Lin, Ph.D., net revenues for the fiscal 2005 second quarter were $27.1 million, with net income of $242,000, or $0.03 per fully diluted share, compared to total net revenues of $27.2 million, with net income $341,000, or $0.04 per fully diluted share for the year-earlier period. For the first six months of fiscal 2005, total net revenues were $54.4 million, with net income of $775,000, or $0.09 per basic share and $0.08 per fully diluted share. Net revenues for the first six months of fiscal 2004 were $54.0 million with net income of $668,000, or $0.08 per basic share and $0.07 per fully diluted share.

      The income tax rates for the three months and six months of fiscal 2005 were lower than the income tax rates for the same periods in fiscal 2004 due to the earnings associated with the Company's foreign subsidiary which significantly increased in the second quarter of fiscal 2005 and are considered to be permanently invested and consequently no provision for U.S. federal or state income taxes are provided for this subsidiary.

      President and Chief Operating Officer William C. McGinnis commented, "While we are disappointed that we did not see a continuation of top- and bottom-line growth in this fiscal year's second quarter, we remain focused on increasing revenues and profits and believe that we are well positioned to recover from this interruption in the momentum we began generating last year. We are continuing to concentrate on expanding our service offerings both domestically and internationally, and are pursuing opportunites to cost effectively increase our services in existing


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markets in locations close to our customers, as well as to expand our services into new growth markets. We believe that these investments will produce positive results."

      During the first half of this fiscal year, NTS invested in expanding its Detroit testing facility by increasing its airbag testing capabilities to include rollover airbags to meet the demands of automotive manufacturers. Rollover airbags are the latest innovation in passenger protection and require intensive testing to verify performance. Since vehicle safety is an automotive industry focus, NTS expects to see a number of innovations in this area, which should lead to additional testing requirements.

      Another example of NTS's commitment to its expansion strategy was its recent acquisition of a small testing laboratory in Calgary, Canada, which enhances the Company's telecommunication certification and testing services and augments its plans for increasing its capabilities in wireless product certification and testing. The acquisition of this lab has also made it possible for NTS to concurrently enter into a testing agreement with a large Canadian telecommunication manufacturer. Strategically, this addition enables NTS to offer convenient services to other companies located in Canada and the northern United States.

      The Company's July 31, 2004 balance sheet remained strong, with cash of $3.2 million, total assets of $64.9 million, shareholders equity of $29.8 million and a current ratio of 3.1:1. The fully diluted share counts used in calculating earnings per share in the second quarter and first six months of this fiscal year were 9,541,000 and 9,570,000 respectively, and the fully diluted share counts used in the comparable periods of the prior fiscal year were 9,235,000 and 9,105,000, respectively.

      Revenues from the Engineering & Evaluation segment for the fiscal 2005 second quarter and six months were $15.6 million and $31.3 million, respectively, compared to $15.7 million and $29.9 million for the year-earlier periods. Revenues in the segment in both periods were increased by revenues from the acquisition of DTI Holdings, which was effective late in the fiscal 2004 fourth quarter, increases in the Company's space and automotive testing businesses, and an improvement in the computer testing business in Japan. These increases were offset in the 2005 second quarter and partially offset in the first six months of 2005 by a decrease in passive fiber optic testing and a decrease in defense related business at the Camden, AK facility, which included revenues in the prior year from a major contract related to the war on terrorism. The contract was completed during the second quarter of the prior year.

      Engineering & Evaluation gross profit as a percentage of revenue in the second quarter and first six months of fiscal 2005 was 25.7 percent and 26.2 percent, respectively, compared to 28.2 percent and 27.2 percent in the respective periods in the prior fiscal year. The decline in gross profit margin percentage in both periods was principally due to the effect of fixed costs and competitive pricing pressures, combined with decreases in gross profit from the Company's passive fiber optic testing business and at the Company's Camden facility.

      Engineering & Evaluation operating income for the fiscal 2005 second quarter and first six months was $393,000 and $1.2 million, respectively, compared to $992,000 and $1.7 million for the year earlier periods. Operating income in the segment was impacted in both periods by increases in selling, general and administrative expenses, when compared to the same periods in


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fiscal 2004. These increases were primarily due to one-time start-up costs associated with the development of new test specifications for emerging wireless technologies and the development of capabilities to perform testing on new DSL services, and one-time costs incurred by the Company to prepare for Section 404 of the Sarbanes-Oxley Act that makes reporting on internal controls mandatory for all SEC registrants, sales costs related to efforts to expand the Company nationally and internationally and the addition of new sales and customer service representatives. Selling, general and administrative expenses also increased due to costs related to the improvement of the Company's internal IT infrastructure and website.

      Revenues from Technical Solutions for the fiscal 2005 second quarter and first six months were $11.5 million and $23.1 million, respectively, compared to $11.6 million and $24.2 million for the year-earlier periods. Technical Solutions revenues declined in both periods due to continued weakness in the IT market staffing business.

      In the second quarter and first six months of fiscal 2005, Technical Solutions gross profit as a percentage of revenue was 16.2 percent and 15.7 percent, respectively, compared to 16.0 percent and 15.8 percent in the prior fiscal year's respective periods. The modest year-to-year increase in gross profit margin percentage in the fiscal 2005 second quarter was due to an improvement in contract margins.

      Operating income for Technical Solutions in the fiscal 2005 second quarter and six months was $203,000 and $322,000, respectively, when compared to $21,000 and $163,000 for the year earlier periods. The increase in Technical Solutions operating income in both periods was primarily due to reductions in selling costs associated with lower revenues and administrative cost reductions. The increase in operating income in the first six months of fiscal 2005 was partially offset by a decrease in gross profit for the segment.

      The Engineering & Evaluation segment is one of the largest independent conformity assessment and management system registration organizations in the U.S., with facilities throughout the U.S. and in Japan and Germany serving a large variety of high technology industries, including aerospace, defense, automotive, power products, electronics, computers and telecommunications. In addition, this segment performs management registration and certification services to ISO related standards.

      The Technical Solutions segment is a national provider of professional and specialty staffing services including contract services, temporary and full time placements, providing specialty solutions services to its customers specifically in the area of IT, information systems, software engineering and construction needs. Technical Solutions supplies professionals in support of customers who need help-desk analysts and managers, relational database administrators and developers, application and systems programmers, configuration and project managers, engineering personnel and multiple levels of system operations personnel.

Conference Call

      As previously announced, NTS is conducting a conference call to review the financial results today at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time). The dial-in number for the call is 888-214-7592. A live webcast and archive of the call can be accessed at www.ntscorp.com.


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About National Technical Systems, Inc.

      National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and engineering solutions. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

      The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies' services and products and other risks identified in the companies' SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  TABLE FOLLOWS


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                NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
              Unaudited Condensed Consolidated Statements of Income

                                                            Three Months Ended                    Six Months Ended
                                                                  July 31,                             July 31,
                                                          2004               2003               2004               2003
                                                      -------------------------------       -------------------------------
Net revenues                                          $ 27,121,000       $ 27,237,000       $ 54,422,000       $ 54,049,000
Cost of sales                                           21,246,000         20,959,000         42,574,000         42,125,000
                                                      -------------------------------       -------------------------------
     Gross profit                                        5,875,000          6,278,000         11,848,000         11,924,000

Selling, general and administrative expense              5,279,000          5,265,000         10,337,000         10,024,000
                                                      -------------------------------       -------------------------------
   Operating income                                        596,000          1,013,000          1,511,000          1,900,000
Other income (expense):
   Interest expense, net                                  (271,000)          (298,000)          (523,000)          (605,000)
   Other                                                    11,000              6,000            163,000              7,000
                                                      -------------------------------       -------------------------------
Total other expense                                       (260,000)          (292,000)          (360,000)          (598,000)

Income before income taxes and minority interest           336,000            721,000          1,151,000          1,302,000
Income taxes                                                93,000            351,000            421,000            602,000
                                                      -------------------------------       -------------------------------

Income before minority interest                            243,000            370,000            730,000            700,000
Minority interest                                           (1,000)           (29,000)            45,000            (32,000)
                                                      -------------------------------       -------------------------------

Net income                                            $    242,000       $    341,000       $    775,000       $    668,000
                                                      ===============================       ===============================

Net income per common share:
  Basic                                               $       0.03       $       0.04       $       0.09       $       0.08
                                                      ===============================       ===============================
  Diluted                                             $       0.03       $       0.04       $       0.08       $       0.07
                                                      ===============================       ===============================

Weighted average common shares outstanding               8,929,000          8,635,000          8,902,000          8,625,000
Dilutive effect of stock options                           612,000            600,000            668,000            480,000
Weighted average common shares outstanding,
                                                      -------------------------------       -------------------------------
  assuming dilution                                      9,541,000          9,235,000          9,570,000          9,105,000
                                                      ===============================       ===============================


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